 North America Structured Investments  5yr SPX/RTY Uncapped Digital Buffered Return Enhanced Note  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC.  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000  Indices: S&P 500 Index and Russell 2000 Index  Pricing Date: October 31, 2017  Observation Date: October 26, 2022  Maturity Date: October 31, 2022  Upside Leverage Factor: 1.15Upside Leverage Threshold: 125%  Contingent Minimum Return: At least 25.00%*  Buffer Amount: 30.00%  Payment At Maturity: If the Final Value of each Index is greater than its Upside Leverage Threshold, your payment at  maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + ($1,000 × Contingent Minimum Return) + [$1,000 x (Lesser Performing Index Return - Contingent Minimum Return) X Upside Leverage Factor]  Hypothetical Total Returns*  Note Payoff at Maturity Index Performance$1,800  $1,600  $1,400  $1,200  $1,000  $800  $600  $400  -60% -40% -20% 0% 20% 40% 60%  Index Return  Final Value of Total Return on  If the Final Value of either Index is less than or equal to its Upside Leverage Threshold but the FinalValue of each Index is greater than or equal to its Initial Value, your payment at maturity per $1,000principal amount note will be calculated as follows:  Lesser Performing Index Return  Index  165.00 65.00%  the Notes  71.00%  $1,000 + ($1,000 × Contingent Minimum Return)  If (i) the Final Value of one Index is greater than or equal to its Initial Value and the Final Value ofthe other Index is less than its Initial Value by up to the Buffer Amount or (ii) the Final Value of eachIndex is less than its Initial Value by up to the Buffer Amount, you will receive the principal at  amount of your notes at maturity.  140.00 40.00% 42.25%  130.00 30.00% 30.75%  125.00 26.00% 25.00%  If the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, your  105.00  26.00%  25.00%  payment at maturity per $1,000 principal amount note will be calculated as follows:  $1,000 + [$1,000 x (Lesser Performing Index Return + Buffer Amount)]  100.00  0.00%  0.00%  If the Final Value of either Index is less than its Initial Value by more than the Buffer Amount, youwill lose some or most of your principal amount at maturity.  CUSIP: 48129HDY0  Preliminary Pricing  Supplement: https://sp.jpmorgan.com/document/cusip/48129HDY0/doctype/Product_Termsheet/document.pdfFor more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the creditrisk of JPMorgan Chase & Co., as guarantor of the notes.  * The actual Contingent Minimum Return will be provided in the pricing supplement and will not be less than 25.00%  - The “total return” as used above is the number, expressed as a percentage, that results from comparing the payment at maturity per$1,000 principal amount note to $1,000.  - The hypothetical returns and hypothetical payments on the Notes shown above apply only at maturity. These hypotheticals do not reflectfees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the  hypothetical returns and hypothetical payments shown above would likely be lower.  95.00 -5.00% 0.00%  90.00 -10.00% 0.00%  70.00 -30.00% 0.00%  60.00 -40.00% -10.00%  40.00 -60.00% -30.00%  20.00 -80.00% -50.00%  0.00 -100.00% -70.00%  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yr SPX/RTY Uncapped Digital Buffered Return Enhanced Note  Selected Risks  • Your investment in the notes may result in a loss of up to 70% of your principal at maturity.  • Payment on the notes at maturity is subject to the credit risk of JPMorgan Chase Financial  Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior tomaturity will be subject to changes in the market’s view of the creditworthiness ofJPMorgan Chase Financial Company LLC or JPMorgan Chase & Co.  • The benefit provided by the contingent minimum return may terminate on the Observation  Date.  • The Upside Leverage Factor only applies to any appreciation in the lesser performing  Index above the contingent minimum return.  • No interest or dividend payments, voting rights, or ownership rights with the securities  included in the Index.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent  operations and has limited assets.  • You are exposed to the risks associated with small capitalization companies.  • J.P. Morgan Chase & Co. is one of the companies that make up the S&P 500 Index.  • The notes are subject to the risks associated with small capitalization stocks.  • You are exposed to the risk of decline in the level of each Index.  Additional Information  Selected Risks (continued)  • The estimated value of the notes will be lower than the original issue price (price to public) of the notes.  • The estimated value of the notes is determined by reference to an internal funding rate.  • The estimated value of the notes does not represent future values and may differ from  others’ estimates.  • The value of the notes, which may be reflected in customer account statements, may be  higher than the then current estimated value of the notes for a limited time period.  • Lack of liquidity: J.P. Morgan Securities LLC, acting as agent for the Issuer (and who we  refer to as JPMS), intends to offer to purchase the notes in the secondary market but is notrequired to do so. The price, if any, at which JPMS will be willing to purchase notes from youin the secondary market, if at all, may result in a significant loss of your principal.  • Potential conflicts: We and our affiliates play a variety of roles in connection with the  issuance of notes, including acting as calculation agent and hedging our obligations underthe notes, and making the assumptions used to determine the pricing of the notes and theestimated value of the notes when the terms of the notes are set. It is possible that suchhedging or other trading activities of J.P. Morgan or its affiliates could result in substantialreturns for J.P. Morgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser  regarding the U.S. federal income tax consequences of an investment in the notes.  The risks identified above are not exhaustive. Please see “Risk Factors” in the applicableproduct supplement and “Selected Risk Considerations” to the applicable preliminary pricingsupplement for additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be  used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not berelied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com